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[POOL ENERGY LOGO]

POOL ENERGY
SERVICES CO.

10375 Richmond Ave., Houston, Texas 77042  713/954-3000             NEWS RELEASE
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                         POOL ENERGY SERVICES COMPLETES
                              SEA MAR ACQUISITION

          Houston, TX, March 31, 1998 -- Pool Energy Services Co.(NASDAQ:PESC) announced today that it has completed the previously announced acquisition of Sea Mar, Inc., a privately-owned operator of offshore support vessels in the Gulf of Mexico. The Company acquired all of the outstanding capital stock of Sea Mar for approximately $76.1 million in cash (including an estimated $14.7 million in closing adjustments) and 1,538,462 common shares of the Company. The Company has also agreed to pay additional cash consideration of up to $20 million that is contingent upon Sea Mar achieving certain performance targets in 1998 and 1999. Sea Mar has existing debt of approximately $16 million, which the Company repaid immediately after closing.

          Jim Jongeblood, Chairman, President and Chief Executive Officer said, "We are pleased to have the well-regarded Sea Mar operation join forces with us in the Gulf of Mexico, where the Company will now provide offshore support vessel operations that complement its existing workover and drilling rig services."

          Pool Energy Services Co., headquartered in Houston, is a diversified energy services company principally engaged in providing well-servicing, workover and drilling rig services and related transportation services on land and offshore in the U.S. and selected international markets.

          Contact: David Oatman, (713) 954-3316


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